Exhibit 10.5

2012 Cash Bonus Awards

Executive Officer	2012 Cash Bonus*
Douglas C. Bryant President and Chief Executive Officer	$242,292
Robert J. Bujarski Senior Vice President, Business Development and General Counsel	$78,279
Mark Smits Senior Vice President, Commercial Operations, North America	$70,931
Randall J. Steward Chief Financial Officer	$73,932
Timothy Stenzel, M.D./Ph.D. Chief Scientific Officer	$75,251
John D. Tamerius, Ph.D. Senior Vice President, Clinical/Regulatory	$70,803

*	To the extent the executive officer elected to participate in the Company’s 2012 Employee Deferred Bonus Compensation Program (the “Program”), the participating executive officer may have received 50% or 100% of the cash value of his or her bonus plus an additional premium on such deferred amount in the form or restricted stock units per the terms and conditions of the Program.